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EXHIBIT 11


                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)




                                                                    13 WEEKS ENDED                        39 WEEKS ENDED
                                                             OCT. 29,1994    OCT. 30, 1993         OCT. 29,1994      OCT. 30,1993
                                                            --------------  ---------------       --------------    --------------
Net earnings                                                 $ 3,268,000     $ 2,395,000           $ 29,283,000      $ 23,517,000

Interest on 5-1/2% convertible debentures, net
of tax benefit (1)                                                   -               -                     -                 -
                                                            --------------  ---------------       --------------    --------------

Net earnings for primary and fully diluted
earnings per share                                           $ 3,268,000     $ 2,395,000           $ 29,283,000      $ 23,517,000
                                                            ==============  ===============       ==============    ==============


Weighted average shares outstanding                           42,060,574      41,748,201             41,985,847        41,733,734

Dilutive effect of stock options and restricted
stock and performance share awards after
application of the treasury stock method                         438,810         262,643                457,256           195,385

Additional shares issuable assuming full
conversion of the 5-1/2% debentures into
Class A common stock (1)                                             -               -                      -                 -
                                                            --------------  ---------------       --------------    --------------

Common and common equivalent shares
outstanding for primary earnings per share                    42,499,384      42,010,844             42,443,103        41,929,119

Additional dilution from stock options and
restricted stock and performance share
awards after application of the treasury stock
method                                                               188             327                 62,068             5,126
                                                            --------------  ---------------       --------------    --------------

Common and common equivalent shares
outstanding for fully diluted earnings per share              42,499,572      42,011,171             42,505,171        41,934,245
                                                            ==============  ===============       ==============    ==============


Primary earnings per common share                             $     0.08     $      0.06            $      0.69       $      0.56
                                                            ==============  ===============       ==============    ==============

Fully diluted earnings per common share                       $     0.08     $      0.06            $      0.69       $      0.56
                                                            ==============  ===============       ==============    ==============


(1) The 5-1/2% Convertible Subordinated Debentures were antidilutive for the 13 weeks ended Oct. 29, 1994 and Oct. 30, 1993 and the 39 weeks ended Oct. 29, 1994 and Oct. 30, 1993.





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